Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 in the Registration Statement (Form S-3 No. 333-140251) and related Prospectus of Momenta Pharmaceuticals, Inc. and to the incorporation by reference therein of our reports dated March 13, 2006, with respect to the consolidated financial statements of Momenta Pharmaceuticals, Inc., Momenta Pharmaceuticals, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Momenta Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 7, 2007